Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

          This Agreement and Plan of Merger (“Agreement”) is dated September 5, 2007, by and among Wescorp Energy, Inc., a Delaware corporation (“Wescorp”), Strategic Decision Sciences, USA, Inc., a Texas corporation (“USA”) and Scott Shemwell (the “Shareholder”). Wescorp, USA and the Shareholder are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

          A.      Wescorp is a corporation duly organized and existing under the laws of the State of Delaware.

          B.      USA is a corporation duly organized and existing under the laws of the State of Texas. USA has two wholly-owned subsidiaries: (i) Strategic Decisions Sciences LLC and (ii) Critical Systems Solutions LLC (collectively, the “Subsidiaries” and each a “Subsidiary”). For purpose of this Agreement, the term “Companies” shall be used to collectively refer to USA and the Subsidiaries.

          C.      Except as otherwise provided herein, it is the intention of the parties to this Agreement that the Merger provided for herein be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

          D.      The respective Boards of Directors of each of Wescorp and USA have determined that it is in the best interests of their respective company and their stockholders to consummate the Merger (as defined below) provided for herein.

          E.      Shareholder owns 100,000 shares of the common stock, $0.01 par value per share, of USA (“USA Common Stock”), which constitutes one-hundred percent (100%) of the issued and outstanding capital stock of USA.

          In consideration of the foregoing and of the covenants and agreements set forth in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I
THE MERGER

          Section 1.1. The Merger.

                    (a)      The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), USA shall merge with and into Wescorp in accordance with the applicable provisions of the Delaware General Corporation Law (“DGCL”) (the “Merger”), the separate corporate existence of USA shall cease and Wescorp shall survive and continue to exist as a corporation incorporated under the DGCL (Wescorp, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”).

                    (b)      Name. The name of the Surviving Corporation shall be “Wescorp Energy, Inc.

                    (c)      Articles and Bylaws. The certificate of incorporation (the “Charter”) and bylaws of Wescorp (the “Bylaws”) immediately after the Merger shall be the Wescorp Charter and the Wescorp Bylaws as in effect immediately prior to the Merger.

Exhibit 10.1

                    (d)      Directors and Executive Officers of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Merger shall be the directors of Wescorp immediately prior to the Merger, each of whom shall serve until his successor shall be duly elected and qualified. The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of Wescorp immediately prior to the Merger, each of whom shall serve until such time as his respective successor shall be duly elected and qualified.

                    (e)      Authorized Capital Stock. The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the Wescorp Charter immediately prior to the Merger.

                    (f)      Effect of the Merger. At the Effective Time, the effect of the Merger shall be provided in accordance with the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of USA shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of USA shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

                    (g)      Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of USA acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, USA, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances.

          Section 1.2.      Effective Date and Effective Time; Closing.

                    (a)      Subject to the satisfaction or waiver of the conditions set forth in Articles VI, VII and VIII (as applicable) (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause articles of merger relating to the Merger (the “Articles of Merger”) to be filed with the Secretary of State of the State of Delaware pursuant to the DGCL on a date selected by Wescorp after such satisfaction or waiver. The Merger provided for herein shall become effective upon such filings or on such other date as may be specified therein, which effective date is herein called the “Effective Date.” The “Effective Time” of the Merger shall be the time of such filings or otherwise as set forth in such filings.

                    (b)      A closing (the “Closing”) shall take place immediately prior to the Effective Time at the offices of Patton Boggs LLP, 1801 California Street, Suite 4900, Denver, Colorado 80202 at 10:00 a.m., Denver, Colorado time, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date is referred to as the “Closing Date”). At the Closing, there shall be delivered to Wescorp and USA the certificates and other documents required to be delivered under Articles VII and VIII (as applicable) hereof.

ARTICLE II
CONSIDERATION

          Section 2.1.      Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of USA Common Stock:

Exhibit 10.1

                    (a)      Wescorp Common Stock. Each share of Wescorp Common Stock (as defined below) that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

                    (b)      USA Common Stock. All shares of USA Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive two million shares of Wescorp common stock, $0.00001 par value per share (the “Wescorp Common Stock”).

          Section 2.2.      Rights as Shareholders; Stock Certificates. At the Effective Time, holders of USA Common Stock shall cease to be, and shall have no rights as, stockholders of USA other than to receive the consideration provided under Section 2.1(b) . On and after the Effective Date, all of the outstanding stock certificates which prior to that time represented shares of USA Common Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of Wescorp Common Stock into which the shares of USA Common Stock represented by such certificates have been converted as herein provided. The registered owner on the books and records of Wescorp or its transfer agent of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Wescorp or its transfer agent, have and be entitled to exercise any voting and other rights with respect thereto and to receive any dividend and other distributions upon the shares of Wescorp Common Stock evidenced by such outstanding certificate as above provided.

          Section 2.3.      No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Wescorp Common Stock shall be issued in the Merger. Each holder of USA Common Stock who otherwise would have been entitled to a fraction of a share of Wescorp Common Stock (after taking into account all stock certificates delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price per share of Wescorp Common Stock on the Closing Date, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF USA AND SHAREHOLDER

          USA and Shareholder hereby represent and warrant, jointly and severally, to Wescorp as follows:

               Section 3.1.      Organization and Good Standing. USA (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas; (b) has all requisite power and authority to own and operate its property and assets, to lease the property and assets it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged; (c) does not conduct business in any jurisdiction other than Texas such that it would be required to be qualified to conduct business in that jurisdiction; and (d) has the power and authority to execute, deliver and perform its obligations under this Agreement. USA owns 100% of the outstanding equity of each Subsidiary. Each Subsidiary is a Texas limited liability company duly organized and, validly existing and in good standing with the State of Texas. Other than the Subsidiaries, USA has no direct or indirect subsidiaries and does not own any shares of capital stock or other securities of any other entity.

               Section 3.2.      Enforceability, Authority, No Conflict. This Agreement constitutes the legal, valid and binding obligation of USA and Shareholder, enforceable against each of them in accordance with its terms. Upon the execution and delivery by USA and Shareholder, this Agreement will constitute the legal, valid and binding obligation of each of USA and the Shareholder, enforceable against each of them in accordance with its terms. USA has the power and authority to execute and deliver the

Exhibit 10.1

Agreement and to perform its obligations under this Agreement, and such action has been duly authorized by all necessary action by Shareholder and the USA board of directors. Shareholder has all necessary legal capacity to enter into this Agreement and to perform his obligations hereunder. The execution, delivery and performance by USA and Shareholder of this Agreement and the consummation of the transactions contemplated hereby: (a) have been duly authorized by all necessary corporate action; (b) do not contravene the terms of USA’s articles of incorporation or bylaws or the articles of organization or operating agreements of either of the Subsidiaries (the “Governing Documents”), or any amendment thereto; and (c) upon receipt of the Consents, will not violate, conflict with or result in any breach or contravention of or the creation of any Encumbrance under, any USA Contract or any legal requirement applicable to USA.

               Section 3.3.      Capitalization. USA’s authorized capital stock consists of 100,000 shares of common stock, $0.01 par value per share. USA’s issued and outstanding capital stock consists of 100,000 shares of USA Common Stock. Shareholder is and will be on the Closing Date the record and beneficial owner and holder of 100,000 outstanding shares of USA Common Stock, free and clear of all Encumbrances. There are no securities convertible or exchangeable into or any rights of any person or entity to acquire any capital stock of USA. There are no buy/sell agreements, shareholders’ or partners’ agreements, subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance or voting of any equity interest of USA. All of the issued and outstanding shares of USA’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in full compliance with applicable state and federal securities laws and any right of third parties. There is no person having any claim or right under any phantom interest plan, interest appreciation rights plan, phantom interest agreement or interest appreciation rights agreement or similar rights or agreements entered into or maintained by USA.

          Section 3.4.      Financial Information. USA has delivered to Wescorp a list of all assets and liabilities of the Companies as of July 31, 2007 (collectively referred to herein as the “Financial Information”).

          Section 3.5.      Books and Records. The books of account and other financial records of USA, all of which have been made available to Wescorp, are complete and correct.

          Section 3.6.      Sufficiency of Assets. The assets used by USA and each Subsidiary in USA’s business are adequate to conduct the operations of the Companies as currently conducted by the Companies and have been conducted during the past 12 months. The assets of USA and each Subsidiary generally include all assets needed by the Companies to conduct its project management consulting business, including without limitation the electronic documentation, including process/workflow/data maps, methodologies, know-how, technology and business related to the Structural Dynamics, Asset Maturity Model, Strategic Value Assessment, and any other aspects of USA’s Strategic Decision Management Methodology, USA’s Integrated Operations Methodology, Concurrent Process Management, and Field Operations Process Management. Neither the business nor the assets of any of the Companies include or relate to the know-how, technology, business or other aspects related to process simulation and/or lean energy.

          Section 3.7.      Real Property. Neither USA nor either Subsidiary owns any real property nor leases or subleases any real property. Wescorp will not at the Closing have any liabilities, obligations or commitments relating to any real property previously owned or used by USA.

          Section 3.8.      Title to Assets; Encumbrances. USA owns, or otherwise has a valid leasehold interest providing sufficient and legally enforceable rights to use, all of the assets used in the conduct of

Exhibit 10.1

USA’s business. USA and its Subsidiaries have good and marketable title to all of their respective assets, or associated leaseholds therein, free and clear of all Encumbrances.

          Section 3.9.      Condition of Assets. The assets used in the conduct of Companies’ business are in good operating condition and repair (ordinary wear and tear excepted), have been reasonably maintained consistent with standards generally followed in the industry, and are suitable for their present uses.

          Section 3.10.      Inventories. The Companies have no items of inventory included as part of its assets.

          Section 3.11.      No Undisclosed Liabilities. Neither USA nor either Subsidiary has any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, affecting the assets used by USA in its business that is not specified in the Agreement and in the Financial Information.

          Section 3.12.      Taxes. USA and its Subsidiaries have filed or caused to be filed, or has properly filed extensions for, all tax returns that are due on or before the Closing Date, and has paid or caused to be paid all taxes due on or before the Closing Date, except taxes the validity or amount of which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside. USA and its Subsidiaries have paid or caused to be paid, or has established reserves that are adequate in all material respects for, all applicable tax liabilities that have accrued prior to the Closing Date for all fiscal years which have not been examined and reported on by the taxing authorities (or closed by applicable statutes).

          Section 3.13.      No Material Adverse Change. Since the date of the Financial Information, there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition (financial or other) of USA or its Subsidiaries, and no event has occurred or circumstance exists that may result in such a material adverse change.

          Section 3.14.      Legal Compliance. USA and each Subsidiary, and the conduct and operations of USA’s business, have been in compliance with each law (including rules and regulations thereof) of any federal, state, local or foreign government, administrative agency or commission, or any other governmental or regulatory entity or agency (“Governmental Body”), which (a) affects or relates to this Agreement or any agreement entered into in conjunction with this Agreement or the transactions contemplated hereby or thereby or (b) is applicable to the Assets or the Business.

          Section 3.15.      Legal Proceedings; Orders. There are no pending legal proceedings, investigations, administrative or other actions by any Governmental Body (the “Proceedings”) or, to the knowledge of USA and Shareholder, threatened Proceedings against or affecting the Companies, the assets of the Companies or the business of the Companies. No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Body purporting to enjoin or restrain the execution, delivery or performance of the Agreement.

          Section 3.16.      Absence of Certain Changes and Events. Since the date of the Financial Information, the Companies have conducted their business only in the ordinary course of business and the Companies have not sold or transferred any of its assets. Other than the sale of inventory in the ordinary course of business, other than for the sale or other disposition of excess, obsolete or worn-out inventory or equipment, and other than the sale or disposition of assets constituting tangible personal property that have been replaced with other assets of equal or greater value or utility, and the Companies have not sold

Exhibit 10.1

any inventory to any customer on approval or on any other basis which entitles the customer to return, or may obligate USA or either Subsidiary to repurchase, such inventory.

          Section 3.17.      Contracts; No Defaults.

                    (a)      Except as set forth on Section 3.17(a) of the Disclosure Schedule, neither USA nor either Subsidiary is a party to any written Contract or any oral Contract material to its operations as they have been conducted at any time during the past 12 months (each a “USA Contract”). Complete and correct copies of all USA Contracts listed on Section 3.17(a) of the Disclosure Schedule have been delivered to Wescorp by USA.

                    (b)      With respect to each USA Contract: (i) such USA Contract is legal, valid, binding and enforceable against USA and in full force and effect as against USA; (ii) following the Merger, each USA Contract will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms as of the Closing Date immediately after giving effect to the consummation of the transactions contemplated hereby; (iii) USA is not in breach or default and, to the Knowledge of USA and Shareholder, no other party is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration under such USA Contract; and (iv) USA has not repudiated any provision of such USA Contract, and to the Knowledge of USA and Shareholder, no party has repudiated any provision of thereof. USA is a party to all the USA Contracts.

          Section 3.18.      Employee Relations. The Companies are in compliance with all federal, state and municipal laws related to employment and employment practices, terms and conditions of employment, and wages and hours, and are not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes.

          Section 3.19.      Employee Benefit Plans. The Companies have no employee benefit plans, including but not limited to any healthcare, pension, profit sharing, retirement, deferred compensation, welfare and other similar plans, programs or agreements, whether reduced to writing or not, relating to the Companies’ employees, or maintained at any time by USA or either Subsidiary.

          Section 3.20.      Intellectual Property.

                    (a)      USA has not used any Intellectual Property material for the conduct of its operations as they have been conducted during the past 12 months other than that listed on Section 3.30(a) of the Disclosure Schedule. Except for Intellectual Property licensed pursuant to agreements listed on Section 3.20(a) of the Disclosure Schedule, USA and each Subsidiary (1) validly owns, beneficially and of record, and holds the entire right, title and interest (in the United States) in and to the Intellectual Property material to its operations, free and clear of any lien, claim or Encumbrance other than Encumbrances permitted by Wescorp and all trade marks included therein are valid and enforceable; (2) validly owns, beneficially and of record, the trade secrets and confidential business information included in the know-how, free and clear of any lien, claim or Encumbrance other than Encumbrances permitted by Wescorp; (3) has the right to use all of the other know-how material to the operation of the Business; and (4) upon the consummation of transaction and the assignment and transfer provided for herein, USA and its Subsidiaries will have validly assigned and transferred to Wescorp all right, title and interest in and to such Intellectual Property and know-how, whether or not patentable, free and clear of any lien, claim or Encumbrance other than Encumbrances permitted by Wescorp.

                    (b)      None of the products, services, processes, systems, materials, literature, knowhow or software used, manufactured, provided, offered, distributed or sold by or on behalf of USA nor

Exhibit 10.1

any of the assets of USA infringes, dilutes, violates or misappropriates any Intellectual Property or any other rights of any nature whatsoever of others. USA has not received any notice of any such infringement, dilution, violation or misappropriation. There is no domain name application pending of any other person that would potentially interfere with or infringe any of USA’s rights in internet web sites and internet domain names. No Proceeding or office action is pending in which USA is named as a party, or, to USA’s Knowledge, threatened, nor has any claim been asserted or threatened (by or against USA or any third party), which involves any Intellectual Property or Know-how of or used by USA nor, to USA’s Knowledge, does any state of facts exist under which any such action, suit, arbitration, proceeding or investigation might be based. USA is not subject to any judgment, order, writ, injunction or decree of any court or any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator, nor has USA entered into, nor is it a party to, any agreement or other instrument.

                    (c)      Operation of the business by Wescorp after the Closing in the manner in which USA’s business is currently conducted by USA will not infringe, dilute, violate or misappropriate any Intellectual Property or any other rights of any nature whatsoever of others.

          Section 3.21.      Brokers or Finders. Neither USA nor any of its representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of USA’s business or the assets of USA or the transactions contemplated hereby.

          Section 3.22.      Insurance. To the Knowledge of each of USA and Shareholder, USA does not have in force any insurance as of the Closing Date.

          Section 3.23.      Indebtedness. There are no indentures, trust deeds, loan agreements, or other instruments pursuant to which any of the Companies has incurred indebtedness or has guaranteed the indebtedness of any person or entity all of which shall be terminated and released with respect to any Company on or prior to the Closing Date.

          Section 3.24.      Business.

                    (a)      Neither USA nor either Subsidiary has not conducted any material business other than the principal business of the Companies, which consists of project management consulting.

                    (b)      No related person or entity of USA or either Subsidiary owns any assets that are needed to operate the business as presently conducted.

          Section 3.25.      Full Disclosure.

                    (a)      To the best of the knowledge of USA and/or the Shareholder, no representation or warranty or other statement made by USA in this Agreement, the Disclosure Schedules, any supplement to the Disclosure Schedules, the certificates delivered pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

                    (b)      USA does not have Knowledge of any fact that has specific application to USA (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition or results of operations of USA that has not been set forth in this Agreement or the Disclosure Schedule

Exhibit 10.1

          Section 3.26.      Wescorp Information and Restricted Stock.

                    (a)      In regard to the shares of Wescorp’s Common Stock constituting the merger consideration (as contemplated by Section 2.1(b)), Shareholder confirms that all information, documents, records and books pertaining to an investment in the shares of Wescorp’s Common Stock that have been requested by USA or Shareholder have been made available or delivered to USA or Shareholder. Shareholder also has received and reviewed copies of Wescorp’s Form 10-KSB for the fiscal year ended December 31, 2006 and of Wescorp’s Form 10-QSB for the three months ended June 30, 2007. Shareholder has further had the opportunity to discuss the acquisition of the shares with Wescorp.

                    (b)      Shareholder further represents that it is acquiring the shares of Wescorp Common Stock for its own account for investment and not with a view to the public distribution thereof, and that he will not sell any of such shares unless they are registered under the Securities Act of 1933 (the “Act”), as amended from time to time, or unless an exemption from such registration is available. Shareholder acknowledges that he must bear the economic risks associated with the shares for an indefinite period of time, that a restrictive legend will be affixed to the certificate representing the shares of Wescorp Common Stock and that a stop order will be placed in the appropriate records of Wescorp with respect to such shares.

                    (c)      Shareholder represents that he is an “accredited investor” as that term is defined in Rule 501 of Regulation D, as promulgated under the Act.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF WESCORP

          Wescorp hereby represents and warrants to USA and Shareholder as follows:

          Section 4.1.      Organization and Good Standing. Wescorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct its business as it is now conducted.

          Section 4.2.      Authority; No Conflict.

                    (a)      This Agreement constitutes the legal, valid and binding obligation of Wescorp, enforceable against it in accordance with its terms. Wescorp has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, and such action has been duly authorized by all necessary corporate action.

                    (b)      The execution, delivery and performance by Wescorp of this Agreement and the consummation of the transactions contemplated hereby: (a) have been duly authorized by all necessary corporate action; (b) do not contravene the terms of the Wescorp Charter and Wescorp Bylaws; and (c) will not violate, conflict with or result in any breach or contravention of any contract to which Wescorp may be bound.

          Section 4.3.      Consents. Wescorp has obtained the required Consents from any person or entity in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

          Section 4.4.      Certain Proceedings. There is no pending Proceeding that has been commenced against Wescorp and that challenges, or may have the effect of preventing, delaying, making illegal or

Exhibit 10.1

otherwise interfering with, any of the transactions contemplated hereby. To Wescorp’s Knowledge, no such Proceeding has been threatened.

          Section 4.5.      Full Disclosure. To the best of Wescorp’s knowledge, no representation or warranty or other statement made by Wescorp in this Agreement, the Disclosure Schedules, any supplement to the Disclosure Schedules, the certificates delivered pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

                    (a)      Wescorp does not have Knowledge of any fact that has specific application to Wescorp (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition or results of operations of Wescorp that has not been set forth in this Agreement or the Disclosure Schedule.

COVENANTS OF THE PARTIES

          Section 4.6.      Further Assurances; Access to Properties and Information. Each of the parties hereto agrees to execute and deliver any and all further agreements, documents or instruments necessary or convenient to effect this Agreement and the transactions referred to herein or contemplated hereby or reasonably requested by the other party to perfect or evidence its rights hereunder. Shareholder and USA shall use their best efforts to effect an orderly transfer of control of the assets of USA to Wescorp and to complete the transactions contemplated by this Agreement as promptly as practicable. Each party will promptly notify the other party of any information delivered to or obtained by such party by or from any third party that would prevent the consummation of the transactions contemplated by this Agreement. Additionally, USA and Shareholder shall from time to time furnish, or cause to be furnished, to Wescorp, such financial, tax and operating data and other available information with respect to USA and its assets, properties, employees, businesses and operations as Wescorp shall from time to time reasonably request.

          Section 4.7.      Confidentiality. Shareholder shall maintain as confidential this Agreement and the terms and conditions hereof, as well as all records, correspondence, memoranda, writings, documents and instruments arising out of, or relating thereto or made in connection therewith, and further agree not to disclose any thereof and any proprietary information or confidential information pertaining to the business of USA to any person or entity except as required by statute or court or administrative order, and only then with prior or concurrent written notice to Wescorp stating the matters disclosed and identifying to whom disclosed, certifying that such persons were notified in writing that such materials are subject to the confidentiality and non-disclosure obligations as imposed herein, except with respect to federal, state or local governmental audits or investigations.

          Section 4.8.      Consents. The parties agree to cooperate with each other and with any and all third parties in obtaining all Consents (including such permits or authorizations as may be required by any Governmental Body), necessary or desirable to effect the transactions contemplated hereby.

          Section 4.9.      Expenses. Each party agrees to pay its own expenses incurred in connection with this Agreement, the transactions contemplated hereby, the negotiations leading to the same and the preparations made for carrying the same into effect.

          Section 4.10.      “Strategic Decision Sciences” Name. On and after the Effective Time, Wescorp shall not make any claim to ownership of the name “Strategic Decision Sciences”.

Exhibit 10.1

ARTICLE V
CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER

          The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment, or, to the extent permitted by applicable law, waiver by the parties hereto prior to the Effective Date, of each of the following conditions:

          Section 5.1.      USA Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the shareholders of USA Common Stock.

          Section 5.2.      No Injunction. No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger.

ARTICLE VI
CONDITIONS PRECEDENT TO WESCORP’S OBLIGATION TO CLOSE

          Wescorp’s obligation to effect the Merger and to take the other actions required to be taken by Wescorp at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Wescorp, in whole or in part):

          Section 6.1.      Accuracy of Representations. All of USA’s and Shareholder’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any materiality qualifications contained therein or to any supplement to the Disclosure Schedule.

          Section 6.2.      USA’s and Shareholder’s Performance. All of the covenants and obligations that USA and the Shareholder are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects without giving effect to any materiality qualifications contained therein.

          Section 6.3.      Consents. Consents shall have been obtained from the parties to any material agreements of USA that grants such parties the right to terminate in the event of a change of control and shall be in full force and effect.

          Section 6.4.      Documents. USA and the Shareholder, as the case may be, shall deliver to Wescorp, the following:

                    (a)      certificates executed by each of USA and the Shareholder as to the accuracy of their representations and warranties as of the Closing in accordance with Article III and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Article V; and

                    (b)      a certificate of the Secretary or President of USA certifying, as complete and accurate as of the Closing, copies attached thereto of the Governing Documents of USA, certifying and attaching all requisite resolutions or actions of USA’s board of directors and its sole Shareholder

Exhibit 10.1

approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          Section 6.5.      Due Diligence. Wescorp shall be satisfied with the results of its due diligence investigation of USA.

          Section 6.6.      Material Adverse Change. There shall not have occurred a material adverse change in the business, financial condition, prospects, receivables, book value, assets or operations of USA or any material increase in any liabilities since the Balance Sheet.

ARTICLE VII
CONDITIONS PRECEDENT TO USA’S OBLIGATION TO CLOSE

          USA’s obligation to effect the Merger and to take the other actions required to be taken by USA at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by USA in whole or in part):

          Section 7.1.      Accuracy of Representations. All of Wescorp’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

          Section 7.2.      Wescorp’s Performance. All of the covenants and obligations that Wescorp is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

          Section 7.3.      Documents. Wescorp shall deliver to USA and the Shareholder, as the case may be, the following:

                    (a)      a certificate executed by Wescorp as to the accuracy of its representations and warranties as of the Closing in accordance with Article IV and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Article V; and

                    (b)      a certificate of the Secretary or President of Wescorp certifying, as complete and accurate as of the Closing, attached copies of the Wescorp Charter and Wescorp Bylaws and certifying and attaching all requisite resolutions or actions of Wescorp’s board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE VIII
INDEMNIFICATION; REMEDIES

          Section 8.1.      Indemnification by USA and the Shareholder. Shareholder hereby agrees to defend, indemnify and hold harmless Wescorp, its directors, officers, affiliates, successors and assigns, from and against any and all claims, losses, damages, liabilities, costs and expenses (including attorneys’ fees and court costs) (collectively, “Wescorp Damages”) incurred by, resulting from, consisting of or arising out of or in connection with USA, the Shareholder, or pre-Closing matters related to the business or USA, including without limitation, (a) any misrepresentation, breach of representation or warranty or failure to perform any covenant or agreement of USA or Shareholder in this Agreement or in any of the agreements, schedules or exhibits contemplated herein; (b) any claims of any employee or consultant of

Exhibit 10.1

other person or entity arising from actions of USA or any of its affiliates or agents prior to the Closing Date; (c) any litigation, suit, action, investigation, proceeding or controversy arising out of the Assets or the business of USA prior to the Closing Date; and (e) any actions, inactions, liabilities, obligations or commitments, fixed or contingent, of USA, the Shareholder or any affiliate of them.

          Section 8.2.      Indemnification Wescorp. Wescorp hereby agrees to defend, indemnify and hold harmless USA, its directors, officers, affiliates, successors and assigns, its Subsidiaries, and Shareholder from and against any and all claims, losses, damages, liabilities, costs and expenses (including attorneys’ fees and court costs) (collectively, “USA Damages”, Wescorp Damages and USA Damages shall be collectively referred to as “Damages”) incurred by, resulting from, consisting of or arising out of or in connection with any misrepresentation, breach of representation or warranty or failure to perform any covenant or agreement of Wescorp in this Agreement or in any of the agreements, schedules or exhibits contemplated herein.

          Section 8.3.      Method of Asserting Claims.

                    (a)      Whenever a party (the “Claimant”) has incurred or suffered Damages for which it is entitled to indemnification under this Article IX, the Claimant shall, prior to the expiration of the representation, warranty, covenant or agreement to which such claim relates, give written notice of such claim (a “Claim Notice”) to the applicable party (the “Recipient”). Each Claim Notice shall state the amount of claimed Damages (the “Claimed Amount”), if known, and the basis for such claim.

                    (b)      Within 20 days after delivery of a Claim Notice, Recipient shall provide to the Claimant a written response (the “Response Notice”) in which the Recipient shall: (i) agree that all of the Claimed Amount is owed to Claimant, (ii) agree that part, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to Claimant, or (iii) contest that any of the Claimed Amount is owed to Claimant. The Recipient may contest the payment of all or a portion of the Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Damages for which the Claimant is entitled to indemnification under this Article IX. If no Response Notice is delivered by the Recipient within such 20-day period, the Recipient shall be deemed to have agreed that all of the Claimed Amount is owed to Claimant.

                    (c)      If the Recipient in the Response Notice agrees (or is deemed to have agreed) that all of the Claimed Amount is owed to Claimant, Recipient shall promptly pay to Claimant an amount in cash equal to the Claimed Amount. If the Recipient in the Response Notice agrees that part, but not all, of the Claimed Amount is owed to Claimant, the Recipient shall promptly pay to Claimant an amount in cash equal to the Agreed Amount set forth in such Response Notice. Acceptance by Claimant of part payment of any Claimed Amount shall be without prejudice to Claimant's right to claim the balance of any such Claimed Amount.

                    (d)      Claimant shall give prompt written notification to the Recipient of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article IX may be sought. Within 20 days after delivery of such notification, the Recipient may, upon written notice thereof to Claimant, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to Claimant, provided the Recipient acknowledges in writing to Claimant that any damages, fines, costs or other liabilities that may be assessed against Claimant in connection with such action, suit or proceeding constitute Damages for which Claimant shall be entitled to indemnification pursuant to this Article IX. If the Recipient does not so assume control of such defense, Claimant shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the Recipient assumes control of such defense and Claimant reasonably concludes that the Recipient and Claimant have conflicting interests or different defenses

Exhibit 10.1

available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to Claimant shall be considered “Damages” for purposes of this Agreement. The party controlling such defense shall keep the other Party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. Claimant shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Recipient, which shall not be unreasonably withheld, conditioned or delayed. The Recipient shall not agree to any settlement of such action, suit or proceeding without the prior written consent of Claimant, which shall not be unreasonably withheld, conditioned or delayed (it being understood that it is reasonable to withhold such consent if, among other things, the settlement or the entry of judgment (A) lacks a complete release of Claimant for all liability with respect thereto or (B) imposes any liability or obligation on Claimant).

          Section 8.4.      Payment of Indemnification Obligation. All indemnification by the Recipient hereunder shall be effected by payment of cash or delivery of a cashier's or certified check in the amount of the indemnification liability.

          Section 8.5.      Survival of Representations; Claims for Indemnification. All representations and warranties made by the parties herein or in any instrument or document furnished in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto. All such representations and warranties shall expire on the second anniversary of the Closing Date, except for claims, if any, asserted in writing prior to such second anniversary, which shall survive until finally resolved and satisfied in full. All claims and actions for indemnity pursuant to this Article IX for breach of any representation or warranty shall be asserted or maintained in writing by Claimant on or prior to the expiration of such two-year period.

ARTICLE IX
GENERAL PROVISIONS

          Section 9.1.      Publicity. The parties agree that all publicity concerning this Agreement and the transactions contemplated hereby, including all press releases and similar public announcements and communications, shall be coordinated and planned by Wescorp. Neither USA (prior to the Closing) nor Shareholder shall take any such actions without the prior written approval of Wescorp.

          Section 9.2.      Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile, provided, however that the facsimile is promptly followed by telephone confirmation thereof to the appropriate person at the address set forth below, or at such other address as may be designated in writing hereafter, in the same manner, by such person.

If to Wescorp:	With a copy to:

Wescorp Energy, Inc.	Patton Boggs LLP
Suite 770, 435 – 4th Avenue S.W.	1660 Lincoln Street, Suite 1900
Calgary, Alberta, Canada T2P 3A8	Denver, Colorado 80264
Attention: Douglas Biles	Attention: Alan Talesnick, Esq.
(403) 206-3990 (telephone)	(303) 830-1776 (telephone)
(403) 206-3993 (facsimile)	(303) 894-9239 (facsimile)

Exhibit 10.1

If to USA:	If to Shareholder:

Strategic Decision Sciences USA, Inc.	Scott M. Shemwell
20715 Park Pine Drive	20715 Park Pine Drive
Katy, Texas 77450	Katy, Texas 77450
Attention: Scott Shemwell	(281) 414-6958 (telephone)
(281) 414-6958 (telephone)	(281) 492-0220 (facsimile)
(281) 492-0220 (facsimile)

          Any such notice shall be deemed delivered (a) on the date delivered if by personal delivery, (b) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as a not deliverable, as the case may be, if mailed by registered or certified mail, (c) on the next succeeding business day if sent by national courier service, or (d) on the date telecommunicated if by telecopier if confirmed by telephone confirmation.

          Section 9.3.      Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if such amendment or waiver is in writing and signed, in the case of an amendment, by Wescorp and USA, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

          Section 9.4.      Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

          Section 9.5.      Entire Agreement. This Agreement (including all Disclosure Schedules and Annexes hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

          Section 9.6.      Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than Wescorp, USA, Shareholder or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

          Section 9.7.      Governing Law; Jurisdiction. This Agreement shall be construed under and governed by the laws of the State of Delaware, its rules of conflict of laws notwithstanding.

          Section 9.8.      Specific Performance. The parties hereto agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

          Section 9.9.      Headings. The heading references herein and in the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

          Section 9.10.      Execution. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and

Exhibit 10.1

of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

[Signature Page Follows]

Exhibit 10.1

          IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

WESCORP ENERGY, INC.

Dated:	By:	/s/ Douglas Biles
Name: Douglas Biles
Title: Chief Executive Officers

STRATEGIC DECISION SCIENCES USA, INC.

Dated:	By:	/s/ Scott Shemwell
Name: Scott Shemwell
Title: President

Dated:		SHAREHOLDER:

/s/ Scott Shemwell
Scott Shemwell, Individually

Annex I

Definitions

          For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Annex I:

          “Consent” shall mean any approval, consent, ratification, waiver or other authorization required, whether arising under any Contract to which USA is a party or under any legal requirement binding on USA, with respect to any change of control provision or prohibition that would otherwise grant any third party the right to terminate such Contract upon a change of control or prevent the consummation of the Merger.

          “Contract” shall mean any agreement, contract, lease, license, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

          “Encumbrance” shall mean any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

          “Intellectual Property” shall mean all intellectual property used, owned or licensed (as licensor or licensee) by USA or in which USA has a proprietary interest, including (a) the Marks and all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and all applications and registrations therefor, (b) all patents and patent applications and all inventories, improvements, ideas and discoveries, whether or not patentable, (c) all registered and unregistered copyrights in both published works and unpublished works, (d) all rights in mask works, and (e) all knowhow, trade secrets, confidential or proprietary information, customer lists, software (including but not limited to all source code, object and binary code), technical information, data, process technology, plans, drawings and blue prints.

          “Knowledge” shall mean an individual will be deemed to have Knowledge of a particular fact or other matter if:

                         (a)      that individual is actually aware of that fact or matter; or

                         (b)      a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.